NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations (800) 400-6407 investor.relations@americanrealtyinvest.com

New Concept Energy, Inc. Reports First Quarter 2012 Results

Dallas (May 15, 2012) — New Concept Energy, Inc. (AMEX:GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss for the three months ended March 31, 2012 of $1.3 million or $(0.65) per share, compared to net income of $97,000 or $0.05 per share for the three months ended March 31, 2011.

During the past few years the exploration, development and production of natural gas has resulted in an oversupply of natural gas which has resulted in a substantial reduction in the market price. Management of the Company believes that this oversupply will last for some time and does not anticipate an increase in the price we can receive in the market place. In April 2012 the Company entering into an agreement to fix the price it receives for the sale of its gas. For the five years ended April 2017 the Company will receive $4.53 per MCF. While the lock-in price is approximately 40% higher than the current price paid to the company when applying the new price using the formula mandated by the accounting rules, which includes a 10% present value factor, the result is a reduction of $912,000 in the accounting value of the Company's recorded interests in its oil and gas properties. This accounting reduction in value has been reflected in the financial statements of the company as of March 31, 2012.

For the three months ended March 31, 2012, the Company recorded oil and gas revenues of $290,000 as compared to $280,000 for the comparable period of 2011. The changes in oil & gas revenue was due to an increase of approximately $70,000 due to new oil wells that were drilled in late 2011 and a decrease of approximately $60,000 due to lower prices being received for the sale of our natural gas.

The Company recorded revenues of $674,000 for the three months ended March 31, 2012 from its retirement property compared to $729,000 for the comparable period in 2011. The decrease was due almost entirely to a reduction in the number of residence in the facility.

For the three months ended March 31, 2012, the Company recorded oil and gas operating expenses of $471,000 as compared to $335,000 for the comparable period of 2011. The increase was principally due to an increase in depletion expense. The marked decrease in the market price being paid for natural gas resulted in a modification in the valuation the company placed on its gas reserves which impacted the anticipated production life of its wells. This lead to an acceleration of the depletion expense being recorded.

For the three months ended March 31, 2012, operating expenses and lease expense at the retirement property were $597,000 as compared to $581,000 for the comparable period in 2011. The increase was due to an increase in the lease payment being recorded on the property of $40,000 offset by a general reduction in operating costs.

For the three months ended March 31, 2012, corporate general & administrative expenses were $159,000 as compared to $124,000 for the comparable periods in 2011. The increase is primarily due to legal fees incurred by the company to defend itself against certain lawsuits.

For the three months ended March 31, 2012, interest income was $0 as compared to $119,000 for the comparable period in 2011. In December 2011 the Company became concerned about the collectability of a certain note receivable and determined that the note and any accrued interest be fully reserved. The company continues to accrue interest but provides a full reserve should it be unable to collect.

For the three months ended March 31, 2012 the Company recorded interest expense of $62,000 as compared to $31,000 for the comparable periods in 2011. The increase is due to additional interest due on financing obtained in late 2011. The proceeds were used to drill wells.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)
	For the Three Months Ended
	March 31,
	2012	2011
Revenue
Oil and gas operations, net of royalties	$290	$280
Real estate operations	674	729
	964	1,009

Operating expenses
Oil and gas operations	471	335
Real estate operations	366	390
Lease expense	231	191
Corporate general and administrative	159	124
Accretion of asset retirement obligation	34	32
Impairment of natural gas and oil properties	912	-
	2,173	1,072
Operating earnings (loss)	(1,209)	(63)

Other income (expense)
Interest income	-	119
Interest expense	(62)	(31)
Gain on sale of assets, net	-	-
Other income (expense), net	4	72
Income/(Expense)	(58)	160

Net income (loss) applicable to common shares	$(1,267)	$97

Net income (loss) per common share-basic and diluted	$(0.65)	$0.05

Weighted average common and equivalent shares outstanding - basic	1,947	1,947

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	March 31,	December 31,
	2012	2011
Assets

Current assets
Cash and cash equivalents	$123	$109
Accounts receivable from oil and gas sales	167	167
Other current assets	26	20
Total current assets	316	296

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	10,057	11,141

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,467	1,486
Other	156	150
Total property and equipment	1,623	1,636

Other assets	423	377

Total assets	12,419	$13,450

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)
	March 31,	December 31,
	2012	2011

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$358	$422
Accrued expenses	421	417
Total current liabilities	779	839

Long-term debt
Notes payable	2,309	2,249
Payable - related parties	894	691
Asset retirement obligation	2,735	2,702
Other long-term liabilities	491	491
Total liabilities	7,208	6,972

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2012 and December 31, 2011	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(53,648)	(52,381)

	5,211	6,478

Total liabilities & equity	$12,419	$13,450